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Exhibit 10.59

Certain portions of this Exhibit have been filed separately with the Commission and are subject to a request for confidential treatment.

                   LICENSE, OPTION AND MARKETING AGREEMENT

         This License, Option and Marketing Agreement (the "Agreement") is entered into as of the 17 day of September , 1998 (the "Effective Date") between AMBI Inc., a New York corporation having a principal place of business at 771 Old Saw Mill Road, Tarrytown, NY 10591 ("AMBI") and American Home Products, a Delaware corporation ("AHP"), acting through its Whitehall-Robins Healthcare division ("W-R"), having a principal place of business at Five Giralda Farms, Madison, NJ 07940.

         WHEREAS, AMBI is a publicly owned company which owns certain patent, trademark and trade secret rights to make, have made, use and sell certain nutritional and dietary supplement products, also known as nutraceuticals, including exclusive licenses under patents, trademarks and trade secret information for a salt alternative product AMBI is currently marketing under the CARDIA trademark;

         WHEREAS, W-R is a division of AHP, a publicly owned company that possesses resources and expertise in the areas of nutraceutical distribution, marketing and sales, and capabilities and expertise in regulatory matters;

         WHEREAS, W-R desires to obtain from AMBI exclusive licenses for the United States, its territories and possessions in respect of AMBI's salt alternative product currently sold by AMBI under the CARDIA trademark, and possibly other nutraceutical products; and

         WHEREAS, AMBI desires to grant to W-R exclusive licenses for the United States, its territories and possessions in respect of AMBI's salt alternative product currently sold by AMBI under the CARDIA trademark, and possibly other nutraceutical products;

         NOW, THEREFORE, in consideration of the foregoing premises and the following mutual covenants, and other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1        Certain Definitions.

         For purposes of this Agreement, the following terms shall have the following meanings:

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         1.1   "Additional Products" shall mean nutritional or dietary
supplement products, excluding the Product, which AMBI has the right to license to W-R for sale in the Territory subsequent to expiration of any Option Periods.

         1.2 "Affiliate" shall mean an entity directly or indirectly controlling, controlled by or under common control with a party where control means the ownership or control, directly or indirectly, of more than fifty percent (50%) of all of the voting power of the shares (or other securities or rights) entitled to vote for the election of directors or other governing authority, as of the Effective Date or hereafter during the term of this Agreement; provided that such entity shall be considered an Affiliate only for the time during which such control exists.

         1.3 "Cardia Patent Rights" shall mean: (i) United States Patent No. 4,931,305; (ii) any and all extensions, renewals, continuations, continuations-in-part, divisions, patents-of-addition, reissues, reexaminations, supplementary protection certificates relating to (i); (iii) any and all patents issuing on (i) and (ii); and (iv) any and all patents and patent applications relating directly to the subject matter of (i) which AMBI has the right to license to W-R in the Territory.

         1.4 "Cardia Trademark" shall mean U.S. Trademark Registration Number 2,124,150, and U.S. Trademark application for "Cardia and Design" filed on March 11, 1997, Serial No. 75/255,571, and any U.S. Trademark Registrations issuing thereon.

         1.5 "Direct Response Distribution Channels" shall mean direct mail, catalog, marketing through "800" numbers, internet sales (excluding sales through the internet sites of W-R, W-R's customers, and AHP), television shopping networks, "infomercials," multi-level marketing and other kinds of direct response distribution channels.

         1.6 "Disclosing Party" shall mean a party hereto that discloses its Proprietary Information to the other party.

         1.7 "Effective Date" shall mean the earlier of (i) the date as of which the waiting period provided by the HSR Act (as defined in Section 25.4) shall have terminated or shall have expired without any action by the government agency or challenge to the transaction, or (ii) the date on which W-R informs AMBI that no filing under the HSR Act is required pursuant to
Section 25.4, or (iii) the government approval is obtained. W-R shall make any determination as to (ii) above by September 30, 1998.

         1.8 "Excluded Manufacturers" shall mean AMBI's customers who purchase the Product or Other Products in bulk and incorporate the Product or Other Products into their products as minority components thereof.

         1.9 "Know-How" shall mean any and all trade secrets, know-how and other non-publicly known inventions, discoveries, formulae, processes and data related to Products or Other Products, as the case may be, which AMBI has the right to license to W-R in the Territory. Know-How of AMBI shall include Proprietary Information of AMBI.

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         1.10  "Net Sales" of a Product shall mean revenues from the sale, use or other disposition of the Product in each case: less any trade allowances and returns; trade discounts actually allowed in amounts and for customary purposes; shipping; insurance; sales, use, value-added and similar taxes and duties and similar governmental assessments, separately stated and billed, provided such amounts would otherwise have been included in "Net Sales."

         1.11  "Option Periods" shall have the meaning set forth in Section
6.

         1.12 "Option Products" shall mean nutritional or dietary supplement products, excluding the Product, which AMBI has the right to license to W-R for sale in the Territory.

         1.13 "Other Licensed Products" shall mean Option Products and Additional Products which are licensed by AMBI to W-R.

         1.14 "Patent Rights" shall mean: (i) patent applications and issued patents of AMBI which cover Other Licensed Products; (ii) any and all extensions, renewals, continuations, continuations-in-part, divisions, patents-of-addition, reissues, reexaminations, supplementary protection certificates; (iii) any and all patents issuing on (i) and (ii); and (iv) any and all patent and patent applications which AMBI has the right to license to W-R which cover Other Licensed Products.

         1.15 "Product" shall mean an alternative salt product within the scope of the Cardia Patent Rights and/or Know-How.

         1.16 "Proprietary Information" shall mean the following, to the extent previously, currently or subsequently disclosed to the other party hereunder or otherwise: information of a party relating to Option Products, Additional Products, Product, Other Licensed Products, the properties, composition or structure thereof or the manufacture or processing thereof or machines therefor or the Disclosing Party's business (including, without limitation, reagents, computer programs, algorithms, names and expertise of employees and consultants, know-how, formulas, processes, ideas, inventions (whether patentable or not), schematics and other technical, business, financial, customer and product development plans, forecasts, strategies and information).

         1.17 "Proprietary Rights" shall mean Cardia Patent Rights, Patent Rights, copyrights, trade secret rights and similar rights.

         1.18 "Receiving Party" shall mean a party hereto that receives Proprietary Information of the other party.

         1.19 "Retail Channels" shall mean mass market and other retail distribution channels, including managed care/PBM organizations, and sales made through the internet sites of W-R to retail customers, through the internet sites of W-R's customers by those customers, and through the internet sites of AHP, but excluding sales to Excluded Manufacturers and sales made through Direct Response Distribution Channels.

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         1.20  "Term" shall mean the duration of this Agreement as defined in
Section 18  hereof.

         1.21 "Territory" shall mean the United States, its territories and possessions

2        Cardia Patent Rights and Know-How License Grant.

         2.1 Subject to the terms and conditions of this Agreement, and except as otherwise specifically provided below, AMBI hereby grants W-R an exclusive, royalty-bearing sub-license, with the right to further sublicense only Affiliates, under the Cardia Patent Rights, and an exclusive, royalty-bearing sub-license, with the right to sublicense only Affiliates, under AMBI's Know-How, to make, have made, use, sell, offer for sale and import the Product only for sales in the Retail Channels and only for sales in the Territory. Neither (i) W-R, (ii) any of W-R's Affiliates, or (iii) any participant in W-R's distribution channel for a Product (for example, a distributor or dealer) shall sell or market Product or combination products incorporating the Product directly or indirectly outside of the Territory. W-R shall make reasonable commercial efforts to require any participant in distribution in a Retail Channel, to prohibit sales of the Product outside the Territory or outside a Retail Channel.

         2.2 AMBI reserves exclusive rights under the Cardia Patent Rights and Know-How to make, have made, use, sell, offer for sale and import the Product only through Direct Response Distribution Channels and to the Excluded Manufacturers. AMBI hereby agrees to avoid selling such Products in the Direct Response Distribution Channels for a price lower than the W-R Average Price for the Products.

         2.3 Manufacture of Products by W-R or its contractors, under the license set forth herein, is authorized both within and outside the Territory, but only for sales by W-R or its Affiliates in the Territory for end-use in the Territory.

         2.4 AMBI shall use commercially reasonable efforts to assist W-R in obtaining rights to make, have made, use, sell, offer for sale and import the Product and to use the CARDIA Trademark in Canada from AMBI's licensor.

3        Cardia Trademark License Grant.

         3.1 Subject to all the terms and conditions of this Agreement, AMBI hereby grants to W-R, and W-R accepts, a non-exclusive, non-transferable (except as expressly provided herein) sub-license, with the right to further sublicense only its Affiliates, to use the CARDIA Trademark in the Territory solely on or in connection with the Product.

         3.2 W-R agrees that all packaging containing Product sold by W-R and its Affiliates will be marked with the Cardia Trademark and with the number of the applicable patent(s) licensed hereunder.

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         3.3   W-R acknowledges that the CARDIA Trademark is exclusively
licensed to AMBI in the Territory. W-R hereby acknowledges and agrees that, except as set forth herein, W-R has no rights, title or interest in or to the CARDIA Trademark and that all use of the CARDIA Trademark by W-R shall inure to the benefit of AMBI and its licensor. W-R shall not have the right to use the Cardia Trademark as a trade name, company name, trade style or business name.

4        Quality Standards

         4.1 The Committee described in Section 13 shall establish quality control, quality assurance, and manufacturing standards to which the parties shall adhere. Upon AMBI's request, W-R shall furnish to AMBI, at no expense to AMBI, pre-production and production samples of Product that W-R intends to manufacture and sell under the CARDIA Trademark to allow AMBI to review the quality of the Product. AMBI shall reasonably control the quality of the Product sold under the CARDIA Trademark.

         4.2 AMBI shall have the right to request W-R to make any reasonable changes and/or corrections to the Products manufactured and sold by W-R under the CARDIA Trademark as may be required to maintain the quality standards, and W-R agrees to make and incorporate said reasonable changes or corrections at W-R's sole cost and expense.

         4.3 AMBI shall have the right to inspect W-R's operations and facilities during normal business hours, upon reasonable prior notice, to the extent necessary to ensure that AMBI's quality standards have been and are being met by W-R. Such inspection shall generally not take place more than once per calendar quarter.

         4.4 W-R agrees to use the CARDIA Trademark in accordance with, and only on or in connection with Products that comply with, all applicable local, state and federal laws and, at all times, to conduct its activities under this Agreement in a lawful manner.

5 Use and Display of the CARDIA Trademark.

         5.1 W-R acknowledges and agrees that the presentation and image of the CARDIA Trademark should be uniform and consistent with respect to Product bearing the CARDIA Trademark. W-R agrees to submit all packaging, labels and other printed materials bearing the CARDIA Trademark to AMBI in writing for approval by AMBI (not to be unreasonably withheld) before commercial use of the CARDIA Trademark on Product by W-R commences. If a material change in the use of the CARDIA Trademark on Product from that initially approved is proposed by W-R, packaging, labels and other printed materials bearing such changed usage of the CARDIA Trademark shall be resubmitted in writing for AMBI's approval (not to be unreasonably withheld). It shall be presumed that AMBI approves of any usage unless AMBI provides written notice of disapproval of such use to W-R within ten (10) business days of delivery of such materials to AMBI.

         5.2 All labels, packaging, tags, advertising and promotional materials and all other printed and written materials in connection with the Products manufactured, distributed or sold by W-R under the CARDIA Trademark shall state that the CARDIA Trademark is licensed by AMBI Inc. W-R agrees to use one of the following forms of such notice, which AMBI may change from time to time, in AMBI's sole reasonable discretion:

                        CARDIA is a Trademark of AMBI Inc.

                                      or

  CARDIA is a trademark of AMBI Inc. and is licensed to the Whitehall-Robins
          Healthcare division of American Home Products Corporation.

         5.3 W-R agrees to use the proper trademark notice in connection with the CARDIA Trademark, which AMBI shall specify from time to time, in AMBI's sole reasonable discretion. As of the Effective Date of this Agreement, W-R shall use the symbol "(R)" in connection with the CARDIA Trademark so that it appears as follows: CARDIA(R). Such notice, where practicable, shall appear on all labels, packaging, tags, advertising and promotional materials and all other printed and written materials in connection with the Products manufactured, distributed or sold by W-R under the CARDIA Trademark.

         5.4 Cooperation and Protection. W-R agrees to reasonably cooperate with and assist AMBI (at AMBI's sole expense and for AMBI's sole benefit) in protecting and defending the CARDIA Trademark and shall promptly notify AMBI in writing of any infringements, claims or actions by others (which come to the attention of W-R) in derogation of the CARDIA Trademark.

         5.5 AMBI shall diligently act to terminate any infringement of the CARDIA Trademark within the Territory, including without limitation prosecuting a lawsuit or other legal proceeding, at AMBI's sole expense, and AMBI may retain any recovery it may receive as a result of its actions to terminate such infringement. W-R shall fully cooperate with AMBI in any action AMBI takes to terminate infringement and shall be reimbursed by AMBI for all reasonable out of pocket expenses incurred in connection therewith. If AMBI fails to take any action within sixty (60) days after receiving a request from W-R to terminate such infringement, AHP shall have the right, in its sole discretion, to (i) to act as it sees fit to terminate the infringement, including without limitation prosecuting a lawsuit or other legal proceeding, at W-R's own expense; and W-R may retain any recovery it may receive as a result of its actions to terminate such infringement. AMBI shall fully cooperate with W-R in any such action taken by W-R, including without limitation agreeing to be joined as party plaintiff and approving any reasonable settlement agreement achieved by W-R, and shall be reimbursed by W-R for all reasonable out of pocket expenses incurred in connection therewith.

6        W-R Options

         6.1 First Option. AMBI hereby grants to W-R an option for a period of three (3) years from the Effective Date (the "Option Period") to acquire exclusive license rights described in this Section 6 for up to three Option Products for the Territory and Canada, on terms to be negotiated in good faith by the parties hereto.

         6.2 Second Option. In the event that W-R is licensed by AMBI for a third Option Product during the Option Period or the Extended Option Period (hereinafter defined), AMBI shall grant to W-R a second option which shall last for a period of three (3) years from the effective date of the license for the third Option Product, which shall provide for a right for W-R to acquire exclusive license rights described in this Section 6 for up to three additional Option Products for the Territory and for Canada, on terms to be negotiated in good faith by the parties hereto.

         6.3   Extended Option Period. The Option Period defined under Section
6.1 of this Agreement shall be extended in the event that Net Sales of the Product and Other Licensed Products exceed (***). In such an event, the Option Period for all purposes of this Agreement shall expire on the third anniversary of the first day of the month following the end of the twelve month period in which such sales were attained and shall be known as the "Extended Option Period."

         6.4   Option Exercise.

               6.4.1 On a quarterly basis, AMBI shall provide to W-R through the Committee, summary information describing any new Option Product available for license by W-R (the "Disclosure").

               6.4.2 From the date of receiving the Disclosure provided to W-R pursuant to Section 6.4.1 hereof, W-R shall have the right at any time prior to (i) the longer of sixty (60) days following W-R's receipt of the Disclosure, or (ii) the expiration of the Option Period (the "Exercise Period") to review the Disclosure and notify AMBI of its desire to obtain a license under its Option to the Option Product disclosed ("Exercise Notice").

               6.4.3 If W-R provides AMBI with an Exercise Notice during the Exercise Period, then the parties shall negotiate in good faith the terms of a definitive license agreement relating to the Option Product. However if the parties are unable within sixty (60) days from the date of the Exercise Notice, to negotiate and execute a definitive license agreement relating to the subject of the Exercise Notice, then AMBI shall have no further obligation to W-R with respect to such Option Product, and shall be free to grant licenses to such Option Product to third parties; provided, however, that such licenses are granted on terms no more favorable to the third party than those last offered to W-R.

               6.4.4 If AMBI receives a notice from W-R indicating that W-R does not desire to obtain a license to the Option Product described in a Disclosure, or if AMBI does not receive an Exercise Notice from W-R during the Exercise period, the Option shall no longer apply to, and AMBI shall have no further obligation to, W-R with respect to such Option Product.

               6.4.5 AMBI shall have the right during the Option Period to request that W-R enter into negotiations for licensing an Option Product (up to a maximum of six (6) Option Products during the Option Periods). If AMBI requests W-R to enter into negotiations for licensing an Option Product, W-R shall inform AMBI within 30 days of the request whether W-R desires to enter into such negotiations. In the event that W-R does not desire to enter into negotiations for licensing the Option Product or does not respond to AMBI within 30 days, then AMBI shall have no further obligation to W-R with respect to such Option Product, and shall be free to grant licenses to such Option Product to third parties. In the event that W-R desires to enter into such negotiations, the parties shall negotiate in good faith for the licensing of the Option Product. However if the parties are unable within sixty (60) days from the date that W-R advises AMBI that it desires to negotiate a license, to negotiate and execute a definitive license agreement relating to the Option Product, then AMBI shall have no further obligation to W-R with respect to such Option Product, and shall be free to grant licenses to such Option Product to third parties; provided, however, that such licenses are granted on terms no more favorable to the third party than those last offered to W-R. In the event that AMBI elects to license the subject of the Option Notice to a third party, it shall, if requested by W-R, provide W-R with a summary of the terms of the proposed third party license.

               6.4.6 If AMBI requests W-R to enter into negotiations for licensing an Option Product and (i) AMBI has received a Notice of Allowance or a grant of patent rights from the United States Patent and Trademark Office relating to the Option Product or its use, or (ii) AMBI has obtained results from a clinical trial of the Option Product in humans demonstrating safety and a reasonable indication of efficacy as measured by an end-point which the parties agree is appropriate, or (iii) AMBI has obtained results from a pre-clinical trial of the Option Product in a relevant animal model demonstrating safety and efficacy, W-R shall enter into good faith negotiations for licensing such Option Product. The parties shall negotiate in good faith the terms of a definitive license agreement relating to the Option Product. However if the parties are unable within sixty (60) days from the date of the Exercise Notice, to negotiate and execute a definitive license agreement relating to the subject of the Exercise Notice, then AMBI shall have no further obligation to W-R with respect to such Option Product, and shall be free to grant licenses to such Option Product to third parties; provided, however, that such licenses are granted on terms no more favorable to the third party than those last offered to W-R. Such Option Product may or may not be one that was the subject of an earlier request for W-R to enter into negotiation for a license, prior to the conditions set forth in the preceding sentence being in effect.

               6.4.7 Option License Terms. Each license granted by AMBI to W-R pursuant to an Option granted in Section 6 of this Agreement, if any, shall include, without limitation, the grant of an exclusive license, for agreed-upon consideration, with the right to sublicense only Affiliates, under the applicable Patent Rights and Know-How to make, have made, use, sell, offer for sale and import the applicable Option Products only in the Retail Channels in the Territory and Canada, but excluding the rights to make, have made, use, sell, offer for sale and import the applicable Option Products through Direct Response Distribution Channels and to the Excluded Manufacturers in the Territory and Canada.

7        CardiaNutrition Trademark

         7.1 AMBI hereby grants to W-R the exclusive option for the Option Period to acquire exclusive license rights to the CardiaNutrition trademark only for use in connection with Other Licensed Products on terms substantially equivalent to those set forth in Section 3 hereof. W-R shall have the right to exercise the option granted in this Section 7.1 only upon the execution of a license agreement between the parties covering an Option Product and such license shall be for a term ending on the termination of the license for the Option Product.

         7.2 W-R shall have the right to convert the term of its exclusive license obtained through the operation of Section 7.1 hereof to a perpetual term upon the occurrence of either: (i) (***); or (ii) W-R securing the license rights to (***) Option Products within three (3) years following the Effective Date of this Agreement, and such perpetual license shall end on the termination of all licenses for Option Products. At the option of W-R, the above annual payments can be made for the purchase of newly-issued AMBI Common Stock at a price of (***) of the average closing NASDAQ prices of AMBI Common Stock for the ten (10) day period preceding the date of the closing of the purchase. To the extent such annual payments have not already been used to purchase shares of AMBI stock, such annual payments shall be fully creditable toward upfront payments for additional purchases of newly-issued AMBI Common Stock required to be purchased in connection with execution of licenses for Option Products. All equity purchases shall be made in accordance with the terms and conditions of the Stock Purchase Agreement set forth in Exhibit A.

         7.3 During the period of W-R's exclusive license for the CardiaNutrition trademark, AMBI may not enter into agreements with other parties to sell under the CardiaNutrition trademark.

         7.4 In the event that W-R acquires a license under the CardiaNutrition Trademark hereunder, the use, display and enforcement thereof shall be handled by the parties in a manner identical to that of the CARDIA Trademark as expressed in Article 5 hereof.

8        Drug Products

Products which AMBI has or will develop as drugs under New Drug Applications (hereinafter referred to as "Drug Products") are excluded from the Option Products and Additional Products which are available for license to W-R.
AMBI agrees, however, that if AMBI solicits partners or seeks to participate in strategic alliances with respect to any such Drug Product, AMBI will include W-R and/or its ethical drug Affiliate(s) in such solicitation(s) on an equal footing with other third parties. In the event that W-R has representation on AMBI's Board of Directors, then W-R will have access to certain AMBI information and may request that AMBI enter into negotiations with W-R or an Affiliate of W-R for a license to a Drug Product, based upon that information.

9        Regulatory Matters

         9.1 W-R will prepare, file and own all regulatory submissions (and regulatory approvals issuing therefrom) as required. The percentage of sharing of expenses incurred in regulatory matters will be determined by the Committee based upon a Plan as set forth in Section 12. In general, the percentage sharing of expenses will relate to the estimated market size and the estimated profitability by distribution channel and will be determined by the Committee.

         9.2 W-R will seek AMBI's counsel and will coordinate all regulatory submissions which relate to the Product or Other Licensed Products with AMBI. W-R shall grant AMBI an exclusive license (except for W-R's retained rights therein) to use the W-R regulatory approvals for AMBI activities permitted hereunder. Upon termination of a W-R license to the Product or Other Licensed Product hereunder, all regulatory filings and approvals directed to the Product or such other Licensed Product will be assigned exclusively to AMBI.

10       Product Manufacturing and Supply

         10.1 During the term of each license hereunder, each party shall have the right to manufacture or have manufactured the Product, and shall offer the other party the right to purchase the fully manufactured Product at a price which reflects only the direct manufacturing costs, excluding unallowable overheads. Manufacturing costs shall mean (i) the price charged by a subcontractor to manufacture the product, or (ii) if produced by W-R or AMBI, the direct costs consisting of labor, material, and facilities for the actual facilities used for manufacture (i.e. plant and equipment). For the avoidance of any doubt, direct cost shall also include any incremental cost increases or decreases attributable to increased capacity utilization resulting from incremental volume or a rush order by the party placing such order. Unallowable overheads shall mean allocations of general and administrative expenses.

         10.2 All Product shall be delivered F.O.B. the manufacturer's plant or other place of shipment. The party manufacturing the Products or having the Product manufactured for it (the "Manufacturing Party") shall deliver the Product by the applicable order date to the carrier of the Ordering
Party (hereinafter defined) , unless otherwise specified in writing and agreed to by the parties, to any destinations specified in writing from time to time by the ordering party. All customs, duties, costs, taxes, insurance premiums, and other expenses relating to such delivery, shall be at the expense of the party that placed the order with the Manufacturing Party (the "Ordering Party").

         10.3 The Manufacturing Party will package the Products in accordance with the specifications provided by the Ordering Party, and will include with each shipment copies of all applicable quality and testing records, which shall be in a form acceptable for FDA submission (if applicable).

         10.4 The Ordering Party may reject any portion of any shipment of Product which (i) does not conform with any applicable specifications provided to the Manufacturing Party, or (ii) is adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act (the "Act"), or (iii) does not contain quality and testing records in accordance with
Section 10.3 above, or (iv) is not produced in conformance with cGMP for food, to the extent applicable.

         10.5 In order to reject a shipment, the Ordering Party must (i) give notice to the Manufacturing Party of the Ordering Party's intent to reject the shipment within ninety (90) days of receipt together with a written indication of the reasons for such possible rejection, and (ii) as promptly as reasonably possible thereafter but in any event within an additional 30 days, provide the Manufacturing Party with notice of final rejection and the full basis therefor. After notice of intention to reject is given, the Ordering Party shall cooperate with the Manufacturing Party in determining whether rejection is necessary or justified. If no such notice of intent to reject is timely received, the Ordering Party shall be deemed to have accepted such delivery of Product. The Manufacturing Party will have the opportunity to test any rejected Product. The Manufacturing Party, at its sole discretion, will rework or replace Product, or refund purchase price. If the parties cannot agree on whether rejection is appropriate, Product will be tested by an independent third party, and the party deemed to be incorrect in its evaluation of the rejection will pay the cost of the independent party's fees.

         10.6 The Manufacturing Party shall pay the return transportation and delivery costs in addition to any refund of the purchase price of properly rejected Product.

         10.7 Unless the Manufacturing Party requests the return to it of a rejected batch of Product within sixty (60) days of receipt of the Ordering Party's final notice of rejection, the Ordering Party shall destroy such batch promptly in an environmentally acceptable manner and provide the Manufacturing Party with certification of such destruction. The Ordering Party shall, upon receipt of the Manufacturing Party's request for return, promptly dispatch said batch to the Manufacturing Party, at Manufacturing Party's cost.

         10.8 Each party hereby agrees to ascertain and comply with all applicable laws and regulations and standards of industry or professional conduct in connection with the use, distribution or promotion of Product, including without limitation, those applicable to product claims, labeling, approvals, registrations and notifications.

         10.9 Each party further agrees to keep for three years after termination of this Agreement records of all Product sales and customers sufficient to adequately administer a recall of any Product and to reasonably cooperate in any decision by the other party to recall, retrieve and/or replace any Product.

         10.10 In the event of a recall of any of the Product required by a governmental agency or authority of competent jurisdiction or if recall of any of the Product is deemed advisable by the parties, such recall shall be promptly implemented and administered by the parties in a manner which is appropriate. The costs of any such recall shall be borne by the party or parties whose actions caused the recall to be necessary. The provisions and obligations of this Sections shall survive any termination of this Agreement.

11       Payments.

         11.1  Initial Payments.

               11.1.1 In consideration for the rights, options and licenses granted to W-R, upon the Effective Date, W-R agrees to pay AMBI One Million U.S. Dollars ($1,000,000), which shall be non-refundable and non-creditable toward any other payments under this Agreement.

               11.1.2 In further consideration for the rights, options and licenses granted to W-R, W-R (or an Affiliate) shall purchase Four Million U.S. Dollars ($4,000,000) worth of newly-issued AMBI Common Stock from AMBI during a period commencing upon the Effective Date of this Agreement and ending upon the earlier of (i) three (3) months thereafter, and (ii) W-R's or an Affiliate's first commercial shipment of Product to the trade. The price for such Common Stock shall be equal to one hundred and twenty percent (120%) of the average closing prices of AMBI Common Stock as reported by NASDAQ for the ten (10) trading days immediately preceding the date of purchase. All equity purchases shall be made in accordance with the terms and conditions of the Stock Purchase Agreement set forth in Exhibit A.

         11.2 W-R shall further purchase an additional (***) worth of newly-issued AMBI Common stock from AMBI upon execution of each license for an Option Product or an Additional Product, up to a maximum of three (3) such Option Products and Additional Products. The price for such Common Stock shall be equal to (***)% of the average closing prices of AMBI Common Stock as reported by NASDAQ for the ten (10) trading days immediately preceding the date of purchase. All equity purchases shall be made in accordance with the terms and conditions of the Stock Purchase Agreement set forth in Exhibit A.

         11.3  Royalty on Products.

               11.3.1  Because the parties agree that the Cardia Patent
Rights, the CARDIA Trademark, and the Know-How relating to the Product each deserve royalty payments of differing amounts, and each would last for a different term, and because the parties have determined, solely for reasons of convenience, that a blended royalty rate for the Cardia Patent Rights, the CARDIA Trademark, and the Know-How relating to the Product will be advantageous for both AMBI and W-R, the parties hereby agree that W-R shall pay to AMBI in respect of Net Sales of Product made by W-R and its Affiliates running royalties of (***)% for so long as W-R shall sell the Product. However, if the total amount of royalties paid by W-R to AMBI in any year from the Effective Date of this Agreement for the Product is less than (***), then within thirty
(30) days of the end of such year, W-R shall pay to AMBI the difference between (***) and the total amount of royalties paid in such year for the Product.

         11.4 AMBI shall have the right and option to assign its right to receive any or all payments under this Agreement to one or more of its Affiliates. AMBI shall notify W-R in writing if it exercises such option, and W-R shall provide reasonable cooperation in connection with such revised payment arrangements.

         11.5 Royalties shall be paid within forty-five (45) days of the end of each calendar quarter with respect to royalty-bearing sales and use occurring in that quarter. Late payments will bear interest at the Prime interest rate as reported by the Wall Street Journal on the date immediately preceding the date on which such payment is made.

         11.6 W-R and its Affiliates shall keep and maintain detailed and accurate books and records with regard to Net Sales, royalties and the calculation thereof. A Certified Public Accountant selected by AMBI (reasonably acceptable to W-R) shall be entitled to review and audit such books and records related to the payment of royalties hereunder from time to time during normal business hours upon reasonable notice to W-R and at AMBI's expense; provided that W-R will bear any such expense if the review or audit shows an underpayment of more than 5% for the applicable period and furthermore W-R shall remit promptly to AMBI the amount of any underpayment and interest thereon. Such Certified Public Accountant's report to AMBI shall be limited to the accuracy of W-R's royalty report(s) and payments and shall contain no other information relating to the sales of the Products.

12       Committee.

         12.1 The parties shall create and structure a committee (hereinafter referred to as the "Committee") which will have equal membership of up to three (3) members from each party, and that will have the responsibility to coordinate activities between AMBI and W-R. The Committee shall be responsible for, without limitation, sharing relevant information on the Product, Other Licensed Products, Option Products and Additional Products between the parties. Such information shall include information relevant to marketing and other promotion and sales activities, manufacturing and quality control, clinical and pre-clinical trial design, implementation, publications, regulatory and other governmental issues. The Committee will prepare and approve a plan (hereinafter referred to as a "Plan") for the Product and for each of the Other Licensed Products, which shall include, without limitation, development and commercialization budgets, and development and commercialization responsibilities for the Retail Channels in the Territory, and Canada where appropriate.

         12.2 All decisions of the Committee must receive the consent of (i) a majority of Committee members present in person or by telecommunications, and (ii) such majority must include representatives of both parties.

         12.3 W-R shall keep the Committee informed on a timely basis as to developments within W-R which could reasonably have a material impact on the Product and Other Licensed Products. All information provided to AMBI pursuant to the operation of this provision shall be Proprietary Information and treated pursuant to the terms of confidentiality recited in the Agreement. AMBI shall keep the Committee informed on a timely basis as to developments within AMBI that could reasonably have a material impact on the Product and Other Licensed Products. All information provided to W-R pursuant to the operation of this provision shall be deemed Proprietary Information and treated pursuant to the terms of confidentiality recited in the Agreement.

         12.4 The Committee shall decide how best to distribute Product and Other Licensed Products in those areas in which neither party has expertise.

         12.5 In the event that one party does not wish to proceed to develop a Plan for an Other Licensed Product, the other party shall have the right to develop and/or commercialize that product on its own, at its own expense with no obligation to share its plan with the other party.

13       Clinical Studies

         13.1 AMBI shall grant W-R access to clinical studies of the Product relating to efficacy and safety conducted prior to the Effective Date of the Agreement.

         13.2 Expenses related to future clinical studies needed to demonstrate efficacy and/or safety of the Product and Other Licensed Products shall be shared by AMBI and W-R.

         13.3  The sharing of clinical trial expenses pursuant to Section
13.2 will be determined by the Committee based upon the applicable Plan and will be set forth in the agreement. In general, the percentage sharing of expenses will relate to the estimated market size and the estimated profitability by distribution channel.

14       Representations, Warranties and Indemnities.

         14.1 (a) AMBI represents and warrants to W-R that AMBI has full power and authority to enter into this Agreement and to grant the licenses granted to W-R hereunder.

              (b) AMBI agrees to hold W-R and its Affiliates harmless from any and all costs, expenses and damages (including attorneys' fees) incurred or sustained by W-R or its Affiliates as the result of any challenge by any third party to AMBI's right to convey the rights herein granted to W-R.

              (c) AMBI represents and warrants that the use of the Proprietary Rights in the manufacture, use and/or sale of the Product does not infringe the patents of any third party in the Territory.

              (d) AMBI represents and warrants that it has not granted any license, right, or interest in or to the Products or any method of their manufacture or use to any third party, which are inconsistent with the licenses, rights and interests granted to W-R, e.g., AMBI has granted the right to Wixon to manufacture CARDIA Salt Alternative for sales to AMBI.

              (e) Promptly following the Effective Date, AMBI shall initiate, with W-R's assistance, discussions with Oriola oy of Finland ("Oriola"), the registered owner of the Cardia Trademark towards negotiating a royalty for the license of the Cardia Trademark to AMBI subsequent to June 4, 2007. AMBI represents and warrants that it will negotiate the royalty with Oriola for use of the Cardia Trademark after termination of the Cardia Patent Rights, and will pay the agreed-upon royalty to Oriola.

         14.2 W-R represents and warrants to AMBI that W-R has full power and authority to enter into this Agreement and will carry on its development, marketing and sales and other obligations hereunder promptly, in good faith and with commercially reasonable efforts.

         14.3 AMBI shall indemnify, defend and hold harmless W-R, its Affiliates and their respective officers, directors, agents and employees (the "W-R Indemnitees"), against any liability, damage, loss or expense (including but not limited to fees and disbursements of counsel incurred by the W-R Indemnitee in any action or proceeding between AMBI and the W-R Indemnitee or between the W-R Indemnitee and any third party or otherwise) resulting from a breach of its warranties, from infringement by the Product of any patent within the Territory, or defective Product manufactured by AMBI or its Affiliates (or their designees) .

         14.4 W-R shall indemnify, defend and hold harmless AMBI, its Affiliates and their respective officers, directors, agents and employees (the "AMBI Indemnitees"), against any liability, damage, loss or expense (including but not limited to fees and disbursements of counsel incurred by the AMBI Indemnitees in any action or proceeding between the W-R and the AMBI Indemnitee or between the AMBI Indemnitee and any third party or otherwise) arising from any product liability or other lawsuit, claim, demand or other action brought with respect to (i) development work and clinical trials conducted by W-R or its Affiliates in relation to the Product, (ii) Product manufactured by W-R or its Affiliates, or (iii) Product imported, distributed or sold by W-R or its Affiliates, except in this case of (iii) defective Product manufactured by AMBI or its Affiliates (or their designees).

         14.5 The party claiming indemnification (the "Indemnified Party") from the other (the "Indemnifying Party") shall promptly notify the Indemnifying Party in writing of any lawsuit, claim, demand or other action or threat thereof in respect of which indemnification may be sought under this Section 14, shall give the Indemnifying Party complete control of the defense and/or settlement of the suit and to the extent allowed by law, the Indemnified Party shall cooperate with the Indemnifying Party in defending or settling any such lawsuit, claim, demand or other action. No settlement of any claim, suit or threat thereof for which indemnification is sought, shall be made without the prior written approval of the Indemnifying Party.

15       Confidentiality.

         15.1 Each party recognizes the importance to the other of the other's Proprietary Information. In particular W-R recognizes that AMBI's Proprietary Information (and the confidential nature thereof) are critical to the business of AMBI and that AMBI would not enter into this Agreement without assurance that such Proprietary Information and the value thereof will be protected as provided in this Section 15 and elsewhere in this Agreement. Accordingly, each party agrees as follows:

         15.2 The Receiving Party agrees (i) to hold the Disclosing Party's Proprietary Information in confidence as a fiduciary and to take all reasonable precautions to protect such Proprietary Information (including, without limitation, all precautions the Receiving Party employs with respect to its own confidential materials), (ii) not to divulge any such Proprietary Information or any information derived therefrom to any third person, and
(iii) not to make any use whatsoever at any time of such Proprietary Information except as expressly authorized in this Agreement. Any employee given access to any such Proprietary Information must have a legitimate "need to know" and shall be similarly bound in writing. Without granting any right or license, the Disclosing Party agrees that the foregoing clauses
(i), (ii) and (iii) shall not apply with respect to information the Receiving Party can document (w) is in or (through no improper action or inaction by the Receiving Party or any Affiliate, agent or employee) enters the public domain or (x) was rightfully in its possession or known by it prior to receipt from the Disclosing Party, or (y) was rightfully disclosed to it by another person without restriction, or (z) was independently developed by it by persons without access to such information and without use of any Proprietary Information of the Disclosing Party. The Receiving Party must promptly notify the Disclosing Party of any information it believes comes within any circumstance listed in the immediately preceding sentence and will bear the burden of proving the existence of any such circumstance by clear and convincing evidence. Each party's obligations under this Section 16 shall terminate 5 years after the termination of this Agreement.

         15.3 Except as provided herein, immediately upon termination of this Agreement, the Receiving Party will turn over to the Disclosing Party or destroy all Proprietary Information of the Disclosing Party and all documents or media containing any such Proprietary Information and any and all copies or extracts thereof. Each party may retain in its legal department one (1) copy of the Proprietary Information of the other party as evidence of its obligations hereunder.

         15.4 The Receiving Party acknowledges and agrees that due to the unique nature of the Disclosing Party's Proprietary Information, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow the Receiving Party or third parties to unfairly compete with the Disclosing Party resulting in irreparable harm to the Disclosing Party, and therefore, that upon any such breach or any threat thereof, the Disclosing Party shall be entitled to seek appropriate equitable relief in addition to whatever remedies it might have at law and to be indemnified by the Receiving Party from any loss or harm, including, without limitation, lost profits and attorney's fees, in connection with any breach or enforcement of the Receiving Party's obligations hereunder or the unauthorized use or release of any such Proprietary Information. The Receiving Party will notify the Disclosing Party in writing immediately upon the occurrence of any such unauthorized release or other breach. Any breach of this
Section 15 will constitute a material breach of this Agreement.

16       Ownership and Patent Matters.

         16.1 Except as explicitly set forth elsewhere in this Agreement, as between the parties, AMBI is the sole owner of all right, title and interest to the Product, Other Licensed Products, Option Products, Additional Products, Know-How, and other Proprietary Rights in relation thereto.

         16.2 AMBI shall file and prosecute patent applications and maintain patents relating to the Product, Other Licensed Products, Option Products, and Additional Products, .

         16.3 If W-R becomes aware of any product or activity of any third party that involves infringement or violation of any of AMBI's Cardia Patent Rights, Patent Rights or other Proprietary Rights, then W-R shall promptly notify AMBI in writing of such infringement or violation. AMBI may in its discretion take or not take whatever action it believes is appropriate; if AMBI elects to take action, W-R will fully cooperate therewith at AMBI's expense. If AMBI does not, within ninety (90) days after receipt of such a notice of a patent infringement within the scope of a W-R's license hereunder, commence action directed towards restraining or enjoining such patent infringement, W-R, so long as it is an exclusive licensee hereunder, may take such legally permissible action as it deems necessary or appropriate to enforce AMBI's Cardia Patent Rights, Patent Rights and restrain such infringement. AMBI agrees to cooperate reasonably in any such action initiated by W-R including supplying essential documentary evidence and making essential witnesses then in AMBI's employment available. As part of such cooperation, W-R may join AMBI as a party, if the need arises, although such joinder shall be entirely at W-R's expense. W-R will indemnify AMBI for any damages, expenses, costs and fees in connection with W-R's actions under this Section 16.3. Nothing in this Section 17.3 allows W-R or requires AMBI to disclose Proprietary Information of AMBI. If AMBI initiates and prosecutes any such an action under this Section 16.3, all legal expense (including court costs and attorneys' fees) shall be for AMBI's account and it shall be entitled to all amounts awarded by way of judgment, settlement or compromise. Similarly, if W-R initiates and prosecutes such an action, all legal expenses (including court costs and attorneys' fees) shall be for W-R's account and it shall be entitled to all amounts awarded by way of judgment, settlement, or compromise.

         16.4 AMBI and W-R agree to work cooperatively regarding issues concerning patents and Proprietary Rights and similar matters and to exercise reasonable business judgment in carrying out the objects of this Agreement to avoid exposing either party to liability under patent laws of the United States and Canada, if applicable. Each party represents and warrants that it is not aware of infringement or potential infringement issues relating to the Product that have not been communicated to the other in writing before Effective Date.

17       Dispute Resolution.

         17.1 In the event that any dispute arises between the parties in connection with this Agreement, the representatives of each party responsible for the subject matter of such dispute shall use good faith efforts to resolve such dispute promptly. In the event that such dispute cannot be resolved by the parties' representatives, the matter shall be submitted to the parties' respective Chief Executive Officers ("CEOs") or their designees who have full decision making authority for resolution.

         17.2 In the event that the CEOs or their designees who have full decision making authority cannot reach resolution of the issue, each party shall be free to pursue other remedies.

18       Term and Termination.

         18.1  Unless this Agreement is terminated earlier pursuant to this
Section 18, this Agreement will remain in effect in perpetuity (the "Term").

         18.2 If a party breaches a material provision of this Agreement (e.g. failure to make payments when due), the other party may terminate this Agreement upon sixty (60) days prior written notice, unless the breach is cured within such sixty (60) day period (the "Cure Period"). In the event of a material breach by W-R under this Agreement which is not cured within the Cure Period, AMBI shall, in its sole discretion, have the option of terminating the exclusivity of W-R's license hereunder in respect of the Product and Other Licensed Products, or in respect of the Product or a particular Other Licensed Products, instead of terminating this Agreement. If AMBI wishes to exercise the foregoing option, it shall so notify W-R in writing prior to the expiration of the Cure Period.

         18.3 In the event of any termination of this Agreement, any accrued rights to payment, and causes of action or remedies for breach, shall survive such termination. In the year of termination of this Agreement, the minimum $(***) royalty for Product set forth in Section 11.3.1, shall be prorated to the date of termination. In addition, Sections 15, 21, 24, and other provisions which by their nature should survive termination of this Agreement, shall survive termination of this Agreement.

         18.4 W-R may terminate the licenses for Product and the Cardia Trademark upon one year's prior written notice. During the one year period between notice and termination, W-R agrees to spend no less for marketing and sales expense for Product than the average of the total expenditures for marketing and sales for Product in each of the three years prior to notice.

         18.5 In the event of any termination of this Agreement all of W-R's rights in relation to the Product, Other Licensed Products, Know-How and all Proprietary Rights in relation thereto, shall revert to AMBI, and W-R shall promptly assign to AMBI any and all regulatory filings and approvals held by W-R in relation to the Product or Other Licensed Products.

         18.6 Neither party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other arising from or incident to any termination of this Agreement (or any part thereof) by such party which complies with the terms of the Agreement whether or not such party is aware of any such damage, loss or expenses.

         18.7 Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available.

19       Limitation of Liability

         19.1 INCIDENTAL AND CONSEQUENTIAL DAMAGES. NEITHER PARTY WILL BE LIABLE UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT.

         19.2 LIMITATION OF OBLIGATIONS AND LIABILITY. AMBI WILL NOT BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR COST OF PROCUREMENT OF SUBSTITUTE GOODS, SERVICES, TECHNOLOGY OR RIGHTS OR FOR ANY AMOUNTS AGGREGATING IN EXCESS OF AMOUNTS PAID TO IT UNDER THIS AGREEMENT, EXCLUDING AMOUNTS PAID FOR EQUITY PURCHASES.

20       Independent Contractors. The parties are independent contractors and not partners, joint venturers or otherwise Affiliated and neither has any right or authority to bind the other in any way.

21       Assignment. The rights and obligations of the parties under this
Agreement may not be assigned or transferred except (i) rights to payment of money may be assigned, and (ii) this Agreement and the rights and obligations hereunder may be assigned to an Affiliate or an acquiror of all or substantially all the assets, business or stock of a party to which this Agreement relates.

22       Publicity. Neither party shall issue any press releases which make references to the other without the consent of the other party, which consent shall not unreasonably withheld. Each party shall therefore provide the other with draft press releases for review and comment. Each party agrees to review and comment promptly on draft press releases received from the other party.

23       Competition

         Nothing in this Agreement will be deemed to preclude W-R from developing, selling, promoting or otherwise marketing at any time compound(s) or composition(s) which compete, directly or indirectly, against the Product, Option Products, Other Licensed Products or Additional Products. Nothing in this Letter or in the Agreement will be deemed to preclude AMBI from developing, selling, promoting or otherwise marketing at any time compound(s) or composition(s) which compete, directly or indirectly, against products sold by W-R or its Affiliates.

24       Subrogation

         The Cardia Patent Rights and the Cardia Trademark are exclusively licensed, with the right to sublicense, by Oriola to AMBI. AMBI will notify W-R if AMBI is unable to make any payment due to Oriola, and agrees to permit W-R to make such payments on behalf of AMBI directly to Oriola. Any payment made by W-R hereunder shall be creditable against other sums due AMBI.

25       Miscellaneous.

         25.1 Prior to the closing of the announced merger between AHP and Monsanto Chemical Company, W-R may enter into discussions with the appropriate personnel at Monsanto to ascertain Monsanto's interest in providing assistance to W-R as it relates to W-R's obligations under this Agreement. W-R will notify AMBI prior to such proposed discussions and will keep AMBI informed as to the nature of such discussions. Should W-R propose to enter into an agreement with Monsanto relating to this Agreement or any license granted by AMBI prior to the closing of the AHP/Monsanto merger, W-R must secure AMBI's written consent.

         25.2 If the Committee believes that it is in W-R's best interest to offer samples of Product to physicians, dietitians, nutritionists, pharmacist, etc. that W-R details or otherwise communicates with, then AMBI will provide samples of Product to W-R for such distribution at AMBI's actual cost of manufacturing (without overheads) for so long as AMBI manufactures Product. No royalty under Section 11.3.1 shall be due AMBI on such Products.

         25.3 W-R shall have the right to offer certain of its products for AMBI's consideration for distribution by AMBI through the Direct Response Distribution Channels (such as Heart's Content). If the parties agree to such distribution, AMBI will purchase such product(s) from W-R under the terms of a supply agreement containing terms and conditions that would enable AMBI to earn margins equal to the average margin earned by W-R's distributors of similar product(s).

         25.4 Hart-Scott-Rodino Act and Effective Date. W-R will determine whether the size of transaction test is met under Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. ss. 18a, ("HSR Act"). If required by law, W-R, at its expense, will prepare and make all appropriate filings under the HSR Act as soon as practicable. The parties shall cooperate in the antitrust clearance process and agree to furnish promptly to the FTC and the Antitrust Division of the Department of Justice all additional information reasonably requested by them in connection with such filings. This provision shall be binding upon both parties upon the signing of this Agreement. In the event that the government requires any changes to the Agreement, the parties will in good faith modify the Agreement so that it is acceptable to the government.

         25.5 W-R may, at its option, distribute AMBIis Heartis Content catalog (following W-R medical and legal approval thereof which approval shall not be unreasonably withheld) to physician and other health professionalsi offices by W-R sales representatives. If W-R so elects, AMBI shall provide advertising for W-R products in Heartis Content at no charge to W-R.

         25.6 Amendment and Waiver. Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or any particular instance and either retroactively or prospectively) only with the written consent of the party affected.

         25.7 Governing Law and Interpretation. This Agreement shall be governed by and construed under the laws of the State of New York and the United States without regard to conflicts of laws provisions thereof. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

         25.8 Notices. Notices under this Agreement shall be sufficient only if personally delivered, delivered by a major commercial rapid delivery courier service or mailed by certified or registered mail, return receipt requested, to a party at its address set forth below:

If to AMBI:

AMBI Inc.
771 Old Saw Mill Road
Tarrytown, NY 10591
Attention: Senior Vice President & General Counsel

With a copy to:

Brobeck, Phleger & Harrison LLP
1633 Broadway, 47th Floor
New York, New York  10019, U.S.A.
Attention: Nigel L. Howard, Esq.

If to W-R:

Whitehall-Robins Healthcare
American Home Products Corporation
Five Giralda Farms
Madison, NJ 07940
Attention: President

With a copy to:

American Home Products Corporation
Five Giralda Farms

Madison, NJ 07940
Attention: General Counsel

Notices are effective upon the earlier of receipt or proof of delivery.

         25.8 Entire Agreement. This Agreement and the Exhibits attached hereto supersede all proposals, oral or written, all negotiations, conversations, or discussions between or among the parties relating to the subject matter of this Agreement and all past dealing or industry custom.

         25.9 WARRANTY DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, AMBI MAKES NO WARRANTY WITH RESPECT TO ANY PRODUCT, OTHER PRODUCT, KNOW-HOW, IMPROVEMENT, PROPRIETARY RIGHT, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

         25.10 Force Majeure. Neither party hereto shall be responsible for any failure to perform its obligations under this Agreement (other than obligations to pay money) if such failure is caused by acts of God, war, strikes, revolutions, lack or failure of transportation facilities, laws or governmental regulations or other causes which are beyond the reasonable control of such party. Obligations hereunder, however, shall in no event be excused but shall be suspended only until the cessation of any cause of such failure. In the event that such force majeure should obstruct performance of this Agreement for more than six (6) months, the parties hereto shall consult with each other to determine whether this Agreement should be modified. The party facing an event of force majeure shall use commercially reasonable efforts in order to remedy that situation as well as to minimize its effects. A case of force majeure shall be notified to the other party by telefax within five (5) days after its occurrence and shall be confirmed by a letter.

         25.11 Export Control. Each party hereby agrees to comply with the U.S. Foreign Corrupt Practices Act (regarding among other things, payments to government officials) and all export laws, restrictions, national security controls and regulations of the United States and all other applicable foreign agencies and authorities, and not to export or re-export, or allow the export or re-export of, any Product or any copy or direct product thereof (a) in violation of any such restrictions, laws or regulations or (b) without all required licenses and proper authorizations, to Cuba, Libya, North Korea, Iran, Iraq or Rwanda or to any Group D:1 or E:2 country (or any national of such country) specified in the then current Supplement No. 1 to part 740 of the U.S. Export Administration Regulations (or any successor supplement or regulations). Licensee shall promptly execute any documents required by Licensor to comply with U.S. export requirements or demonstrate to Licensor its compliance with such requirements. Licensee shall obtain and bear all expenses relating to any necessary licenses and/or exemptions with respect to the export from the U.S. of all Products, material or items deliverable by Licensor hereunder to any location and shall demonstrate to Licensor compliance with all applicable laws and regulations prior to delivery thereof by Licensor.

         25.12 Severability. If any provision of this Agreement is held illegal, invalid or unenforceable by a court of competent jurisdiction, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

         25.13 Basis of Bargain. Each party recognizes and agrees that the warranty disclaimers and liability and remedy limitations in this Agreement are material bargained for bases of this Agreement and that they have been taken into account and reflected in determining the consideration to be given by each party under this Agreement and in the decision by each party to enter into this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Development, License and Marketing Agreement to be duly executed by their authorized representatives and delivered in duplicate originals as of the Effective Date.

WHITEHALL-ROBINS HEALTHCARE
A DIVISION OF AMERICAN HOME PRODUCTS CORPORATION


                       /s/ Dennis M. O'Donnell
            By:     ------------------------------

                         Dennis M. O'Donnell
            Name:   ------------------------------

                    Sr. Vice Pres. - Bus. Development
            Title:  ---------------------------------


AMBI INC.

                          /s/ Fredric D. Price
            By:    ----------------------------------

                           Fredric D. Price
            Name:  ----------------------------------

                            President & CEO
            Title: ----------------------------------